UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                    FORM 15

     CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION
                12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR
             SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13
               AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                                Commission File Number 0-30906

                            DataMirror Corporation
            (Exact name of registrant as specified in its charter)

                      3100 Steeles Avenue East, Suite 700
                       Markham, Ontario, Canada L3R 8T3
                                (905) 415-0310
      (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                             Common Shares, No Par
                         Value (Title of each class of
                       securities covered by this Form)

                          Common Shares, No Par Value
      (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

     Rule 12g-4(a)(1)(i)            [ ]     Rule 12h-3(b)(1)(i)         [ ]
     Rule 12g-4(a)(1)(ii)           [ ]     Rule 12h-3(b)(1)(ii)        [ ]
     Rule 12g-4(a)(2)(i)            [ ]     Rule 12h-3(b)(2)(i)         [ ]
     Rule 12g-4(a)(2)(ii)           [ ]     Rule 12h-3(b)(2)(ii)        [ ]
                                             Rule 15d-6                 [x]


     Approximate number of holders of record as of the certification or notice date: 169

     Pursuant to the requirements of the Securities Exchange Act of 1934, DataMirror Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date:  March 1, 2006                By:       /S/ PETER CAULEY
                                              -------------------------
                                              Peter Cauley
                                              Chief Financial Officer